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Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CORTEK, INC.

AND

ALPHATEC MANUFACTURING, INC.

July 29, 2005

EXHIBIT 2.2(e)	Excluded Assets
EXHIBIT 7.1	List of Seller Employees

i

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is entered into as of July 29, 2005 by and between Cortek, Inc., a Delaware corporation (the "Seller"), and Alphatec Manufacturing, Inc., a California corporation (the "Purchaser").

        WHEREAS, the Seller is engaged in, among other things, the business of developing and marketing allograft and synthetic products that are used in open surgical and less invasive procedures for fusion of the intervertebral disc space (the "Business"); and

        WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller used in or relating to the Business and the Purchaser is willing to assume certain liabilities of the Seller relating to the Business, all upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

        "AAA" has the meaning set forth in Section 3.3(a).

        "Acquisition Proposal" has the meaning set forth in Section 6.9.

        "Action" means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

        "Agreement" has the meaning set forth in the recitals to this Agreement.

        "Ancillary Agreements" means the Bill of Sale, the Assumption Agreement and the Escrow Agreement.

        "Anti-Kickback Statute" has the meaning set forth in Section 4.9(b)(iv).

        "Arbitrator" has the meaning set forth in Section 3.3(a).

        "Assumed Liabilities" has the meaning set forth in Section 2.3.

        "Assumption Agreement" has the meaning set forth in Section 2.3.

        "Balance Sheet" has the meaning set forth in Section 4.13.

        "Balance Sheet Date" has the meaning set forth in Section 4.13.

        "Bill of Sale" has the meaning set forth in Section 2.1.

        "Business" has the meaning set forth in the recitals to this Agreement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of New York.

        "Cash" means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

        "Closing" has the meaning set forth in Section 3.4.

        "Closing Date" has the meaning set forth in Section 3.4.

        "Closing Date Net Working Capital" means the current assets of the Business (other than the Excluded Assets) minus the current liabilities (excluding any accrued Taxes and any amounts for legal services owed by Seller in excess of $285,000) of the Business, calculated as of the Closing Date in accordance with GAAP applied in a manner consistent with the manner applied in the preparation of the historical financial statements of the Company. Without limiting the foregoing, the Indebtedness outstanding under the Amended and Restated Loan and Security Agreement dated as of March 25, 2005 between Silicon Valley Bank, as Lender, and the Seller, as Borrower, shall be deemed to be a current liability of the Business.

        "COBRA Coverage" has the meaning set forth in Section 4.27(d).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.4(d).

        "Consents" has the meaning set forth in Section 4.6(c).

        "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

        "Court" means any court or arbitration tribunal or administrative tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

        "Copyrights" mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

        "Database" means all data and other information recorded, stored, transmitted and retrieved in electronic form.

        "Designated Amount" has the meaning set forth in Section 3.3(b)(iii).

        "Disclosure Schedule" has the meaning set forth in Article IV.

        "Dispute Notice Period" has the meaning set forth in Section 3.3(a).

        "Dispute Resolution Period" has the meaning set forth in Section 3.3(a).

        "Disputed Matters" has the meaning set forth in Section 3.3(a).

        "Documents" means this Agreement together with the Ancillary Agreements, the Schedules and Exhibits hereto and thereto and the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

        "Employee Plans" has the meaning set forth in Section 4.27(a).

        "Environmental Condition" means a condition relating to, or arising or resulting from a failure to comply with any Environmental Law or Environmental Permit, or any release of a Hazardous Substance into the environment.

        "Environmental Law" means any Law or Regulation pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, CERCLA and the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.

        "Environmental Permits" means all Permits required under any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.27(a).

        "Escrow Agent" has the meaning set forth in the Escrow Agreement.

        "Escrow Agreement" has the meaning set forth in Section 3.2(b).

        "Escrow Fund" has the meaning set forth in Section 3.2(a)(ii).

        "Estimated Net Working Capital" means $2,200,000.

        "Excluded Assets" has the meaning set forth in Section 2.2.

        "Excluded Liabilities" has the meaning set forth in Section 2.4.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "FDA" has the meaning set forth in Section 4.9(b)(ii).

        "Financial Statements" has the meaning set forth in Section 4.13.

        "Final Statement" has the meaning specified in Section 3.3(a).

        "GAAP" means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

        "Governmental Approval" has the meaning set forth in Section 4.10.

        "Governmental Authority" means any governmental, or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

        "Hardware" means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

        "Hazardous Substance" means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, infectious or medical waste, radioactive material, and petroleum (including crude oil or any fraction thereof).

        "HIPAA" has the meaning set forth in Section 4.9(b)(vii).

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Indemnified Person" has the meaning set forth in Section 9.3(e).

        "Indemnifying Person" has the meaning set forth in Section 9.3(f).

        "Information System" means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

        "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

        "Inventories" means all inventories, including, without limitation, allografts and other merchandise, raw materials, work-in-process, finished goods and replacement parts related to the Business, maintained, held or stored by or for the Seller at any location whatsoever and any prepaid deposits for any of the same.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" means (a) in the case of an individual, knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

        "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

        "Leased Real Property" means the real property leased by the Seller as tenant, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Leases" has the meaning set forth in Section 4.19(h).

        "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

        "License Agreements" has the meaning set forth in Section 4.25(c).

        "Licensed Intellectual Property" means all Intellectual Property used in connection with the Business that is licensed or sublicensed by the Seller from a third party, including the License Agreements.

        "Liens" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term "Lien" shall not include: (a) Liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon the Seller pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) security given in the ordinary course of the Business to any public utility, municipality or Governmental Authority in connection with the operations of the Business, other than security for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws and (i) the Liens set forth on Schedule 1.

        "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

        "Losses" has the meaning set forth in Section 9.3(g).

        "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business (a) is, or would be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of the Business, or (b) would materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by the Seller.

        "Material Contract" shall have the meaning given to it in Section 4.6(a).

        "Notice of Disagreement" has the meaning set forth in Section 3.3(a).

        "Order" shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        "Owned Intellectual Property" means all Intellectual Property used in connection with the Business in and to which the Seller has, or has a right to hold, right, title and interest.

        "Owned Real Property" means the real property owned by the Seller, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Patents" mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

        "Payment Programs" means Medicare, TRICARE, Medicaid, Worker's Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

        "Permits" means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

        "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

        "Products" has the meaning set forth in Section 4.29.

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Purchased Assets" has the meaning set forth in Section 2.1.

        "Purchaser" has the meaning set forth in the recitals to this Agreement.

        "Purchaser's Accountants" has the meaning set forth in Section 3.3(a).

        "Purchaser Event of Indemnification" has the meaning set forth in Section 9.3(b).

        "Purchaser Indemnified Persons" has the meaning set forth in Section 9.3(c).

        "Real Property" means the Leased Real Property and the Owned Real Property.

        "Receivables" means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

        "Regulation" shall mean any rule or regulation of any Governmental Authority.

        "Restricted Period" has the meaning set forth in Section 6.7(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller" has the meaning set forth in the recitals to this Agreement.

        "Seller Event of Indemnification" has the meaning set forth in Section 9.3(a).

        "Seller Indemnified Person" has the meaning set forth in Section 9.3(d).

        "Seller Payment Programs" has the meaning set forth in Section 4.30(a).

        "Seller Permits" has the meaning set forth in Section 4.23.

        "Seller Representatives" has the meaning set forth in Section 6.9.

        "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

        "Stark Law" has the meaning set forth in Section 4.9(b)(ii).

        "Statement" has the meaning specified in Section 3.3(a).

        "Stockholder" and "Stockholders" means the stockholders of the Seller.

        "Subsidiary" or "Subsidiaries" of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

        "Survival Date" has the meaning set forth in Section 9.1.

        "Tail Insurance Policies" has the meaning set forth in Section 8.1(l).

        "Tangible Personal Property" has the meaning set forth in Section 4.20(a).

        "Tax" or "Taxes" means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Tax Returns" means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

        "Third Party Claim" has the meaning set forth in Section 9.6.

        "Trademarks" mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act.

ARTICLE II

PURCHASE AND SALE

        2.1    Purchased Assets.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser (pursuant to a Bill of Sale in such form and substance as is reasonably acceptable to the Purchaser and the Seller (the "Bill of Sale")), and the Purchaser agrees to purchase from the Seller, free and clear of all Liens, all of the assets and property used in connection with or otherwise relating to the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever situated and whether or not specifically referred to in this Agreement (collectively, the "Purchased Assets"), all with the intention that the Business shall be transferred to the Purchaser as a going concern, including, without limitation, the following:

          (a)    Owned Real Property.    All Owned Real Property;

          (b)    Leases of Real Property.    All rights of the Seller (whether as lessor or lessee) under leases of real property, together with all leasehold improvements relating thereto, including, without limitation, all rights under the leases listed in Schedule 4.19(b);

          (c)    Machinery, Equipment and Furniture.    All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted, or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the furniture, fixtures, equipment, machinery and tangible personal property listed in Schedule 4.20;

          (d)    Vehicles.    All trucks, cars and other vehicles owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the vehicles listed in Schedule 4.20;

          (e)    Inventories.    All Inventories;

          (f)    Accounts Receivable.    All Receivables;

          (g)    Books and Records.    All books and records of the Seller used in connection with the Business (other than those required by Law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

          (h)    Goodwill.    The goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name "Cortek", or any variation thereof, as part of the name or style under which the Business or any part thereof is carried on by the Purchaser;

          (i)    Intellectual Property.    All the Seller's right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property of the Seller;

          (j)    Claims and Causes of Action.    All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of the Seller, together with any and all Liens granted or otherwise available to the Seller as security for collection of any of the foregoing;

          (k)    Prepaid Expenses.    All prepaid expenses of the Seller relating to the Business;

          (l)    Contracts.    All rights under Contracts of or relating to the Business together with all of the Seller's claims or rights of action now existing or hereafter arising thereunder, including, without limitation, those listed in Schedule 4.6(a);

          (m)    Hardware and Software.    All of the Seller's Information Systems and other Hardware, Software and Databases, including, without limitation, all rights under licenses and other agreements or instruments related thereto; and

          (n)    Permits.    To the extent transferable, all Permits held or used by the Seller in connection with, or required for or useful for, the Business, including, without limitation, those listed in Schedule 4.23.

        2.2    Excluded Assets.    Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property and assets of the Seller (collectively, the "Excluded Assets"):

          (a)    Cash.    All Cash;

          (b)    Taxes.    All income tax installments paid by the Seller and the right to receive any refund of Taxes paid by the Seller;

          (c)    Records.    All corporate records, including, but not limited to, the Seller's minute book and stock record book (but not including records of the Business relating to the operation of the Business described in Section 2.1(g));

          (d)    Documents.    All rights of the Seller under this Agreement and the other Documents;

          (e)    Claims.    All rights, Actions and credits of the Seller relating to any other Excluded Asset or any Excluded Liability;

          (f)    Insurance.    All insurance policies of the Seller and rights thereunder;

          (g)    Securities.    All securities owned legally or beneficially by the Seller including, without limitation, capital stock and all other equity securities of all Subsidiaries of the Seller; and

          (h)    Scheduled Assets.    The assets listed on Exhibit 2.2(e) attached hereto.

        2.3    Assumed Liabilities.    At the Closing, the Purchaser shall execute and deliver the Assumption Agreement, in such form and substance as is reasonably acceptable to the Purchaser and the Seller (the "Assumption Agreement"), pursuant to which, subject to the provisions of Section 2.4, it shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller (the "Assumed Liabilities"):

          (a)   Liabilities arising under the Contracts included in the Purchased Assets from and after the Closing Date (other than liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof prior to the Closing Date);

          (b)   Any Liability of the Seller to the extent included in Closing Date Net Working Capital in accordance with Section 3.3, except that only $285,000 of legal fees owed by the Seller shall be included in "Assumed Liabilities"; and

          (c)   Any Liability or commitment of the Seller to pay severance to any employee or former employee of the Seller as a result of a termination of any such employee in connection with, or in anticipation of, the consummation of the transactions contemplated hereby, in an amount not to exceed $390,000 in the aggregate.

        2.4    Excluded Liabilities.    The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities (the "Excluded Liabilities").

        2.5    Collection of Receivables.

        The Seller agrees that, from and after the Closing Date, the Purchaser shall have the right and authority to collect for its own account the Receivables, subject to the provisions hereof, and to endorse with the name of the Seller all checks received on account of the Receivables. The Seller agrees that it will, within five Business Days, transfer, assign and deliver to the Purchaser all cash and other property which it may receive with respect to any Receivable from and after the Closing Date, and pending any such delivery to the Purchaser of any such property, the Seller shall hold any such property in trust for the benefit of the Purchaser.

ARTICLE III

PURCHASE PRICE

        3.1    Purchase Price.    As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will pay to the Seller (i) the aggregate purchase price of $6,500,000 (the "Purchase Price") payable in accordance with Section 3.2 below and subject to adjustment in accordance with the terms and conditions of this Agreement; and (ii) assume the Assumed Liabilities

        3.2    Payment of Purchase Price.

          (a)   At the Closing, the Purchaser shall pay the Seller the Purchase Price as follows:

            (i)    Delivery of $5,200,000 in cash by wire transfer to a bank account designated in writing by the Seller; and

            (ii)   Delivery to the Escrow Agent of $1,300,000 by wire transfer, bank check or certified check (the "Escrow Fund").

          (b)   The Escrow Fund shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement in such form and substance as is reasonably acceptable to the Purchaser and the Seller (the "Escrow Agreement") in order to provide a source for the payment of any indemnification of the Purchaser pursuant to Article IX. Any portion of the Escrow Fund that should not be necessary to satisfy the full amount of any pending claim shall be released as follows: (i) $866,667 shall be released on the date which is twelve (12) months after the Closing Date (except to the extent that, as of such date, the amount of any and all claims by Purchaser for indemnification pursuant to Article IX exceeds $433,333, plus accrued interest on the Escrow Fund (provided that if the final resolution of all such claims results in payments to the Purchaser Indemnified Persons from the Escrow Fund in an amount less than $433,333, plus accrued interest on the Escrow Fund, such excess shall immediately be released from the Escrow Fund to the Seller)) and (ii) the remaining portion of the Escrow Fund, including accrued interest thereon, shall be released on the date which is eighteen (18) months after the Closing Date; provided, however, that any amounts remaining in the Escrow Fund on the date which is eighteen (18) months after the Closing Date that are subject to a pending claim by Purchaser for indemnification pursuant to Article IX shall remain in the Escrow Fund until such claim is finally resolved.

        3.3    Purchase Price Adjustment.    The Purchase Price shall be subject to adjustment after the Closing as follows:

          (a)    Closing Date Net Working Capital.    Within 20 Business Days following the Closing Date, the Purchaser shall deliver to the Seller a statement (the "Statement") certified by Ernst & Young, the Purchaser's independent certified public accountants (the "Purchaser's Accountants"), setting forth a detailed calculation of the Closing Date Net Working Capital. The Statement shall be prepared in accordance with GAAP applied in a manner consistent with the manner applied in the preparation of the historical financial statements of the Company. The Seller shall have a period of 15 Business Days from the date it receives the Statement in which to review the same. For the purpose of such review, the Purchaser agrees to cause the Purchaser's Accountants to permit the Seller and its accountants to examine all working papers, schedules and other documentation used or prepared by the Purchaser's Accountants. The Statement shall be final and binding upon the parties unless the Seller gives written notice of its disagreement (a "Notice of Disagreement") to the Purchaser within 15 Business Days following receipt thereof (the "Dispute Notice Period"). Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the 20 Business Day period following delivery of the Notice of Disagreement (the "Dispute Resolution Period"), the Purchaser and the Seller shall make a reasonable good faith effort to resolve their differences. If, at the end of the Dispute Resolution Period, the Purchaser and the Seller have failed to reach written agreement with respect to all of such matters, then the matters specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by KPMG (the "Arbitrator"), provided that if the Arbitrator does not agree to perform the services called for hereunder, the Arbitrator shall instead be selected by the American Arbitration Association (the "AAA"), with preference being given by the AAA in making such selection to any of the nationally recognized accounting firms (other than the Purchaser's Accountants) which may be agreeable to perform such services. The Arbitrator shall consider only the Disputed Matters. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to the Disputed Matters shall be final and binding upon the Seller and the Purchaser. Upon resolution by the Arbitrator of all Disputed Matters, the Arbitrator shall cause to be prepared and shall deliver to the Purchaser and the Seller a revised version of the Statement reflecting the Arbitrator's resolution of all Disputed Matters. The Statement shall be deemed to be final (the "Final Statement") upon either (i) the failure of the Seller to deliver a Notice of Disagreement within the Dispute Notice Period, or (ii) the Arbitrator's delivery of a revised version of the Statement. The fees and expenses of the Purchaser's Accountants incurred in connection with their examination of and certification with respect to the Statement shall be borne by the Purchaser. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Disputed Matter shall be borne one-half by the Purchaser and one-half by the Seller.

          (b)    Determination and Payment of Post-Closing Adjustments.    Promptly following the expiration of the Dispute Notice Period, if no Notice of Disagreement is given, or promptly following the resolution of all Disputed Matters in accordance with Section 3.3(a) above, the Purchase Price shall be adjusted as follows:

            (i)    In the event that the Estimated Net Working Capital exceeds the Closing Date Net Working Capital reflected on the Final Statement, then (A) the Purchase Price shall be adjusted downward in an amount equal to such excess, (B) the Purchaser shall deliver written notice to the Seller specifying the amount of such downward adjustment of the Purchase Price and (C) the Seller shall promptly pay such amount to the Purchaser. No failure of the Purchaser to deliver a notice of the type specified in the immediately preceding sentence shall relieve the Seller of the obligation to pay the amount of such deficiency to the Purchaser; and

            (ii)   In the event that the Closing Date Net Working Capital reflected on the Final Statement exceeds the Estimated Net Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall promptly pay the amount of such excess to the Seller by wire transfer of immediately available funds.

            (iii)  Notwithstanding the foregoing, no adjustment to the Purchase Price pursuant to this Section 3.3 shall be made, unless such adjustment would increase or decrease the Purchase Price by at least $75,000 (the "Designated Amount"), in which case such adjustment shall be made in an amount equal to the full amount of such increase or decrease.

        3.4    Closing.    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017 at 10:00 A.M. on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII, or at such other place or time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        3.5    Purchase Price Allocation.    The Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Seller. The Purchaser shall deliver such allocation to Seller within 60 days after the Closing Date. The Purchaser and the Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Purchaser. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation. Neither the Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable Law.

        3.6    Transfer Taxes.    The Seller shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Disclosure Schedule attached hereto (the "Disclosure Schedule") identifies by Section and Subsection any exception to a representation or warranty in this Article IV. Disclosure of any matter, fact or circumstance in any Section of the Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

        4.1    Organization and Qualification.    The Seller is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, such jurisdictions being the only jurisdictions in which the nature of the Business or the ownership or leasing of its properties by the Seller requires such licensing or qualification.

        4.2    Subsidiaries.    Schedule 4.2(a) sets forth the name and jurisdiction of incorporation of each of the Seller's Subsidiaries.

        4.3    Charter, By-Laws and Corporate Records.    True, correct and complete copies of each of (a) the Certificate of Incorporation of the Seller, as amended and in effect on the date hereof, (b) the By-Laws of the Seller, as amended and in effect on the date hereof, and (c) the minute books of the Seller have been previously delivered to the Purchaser. Except as set forth on Schedule 4.3, such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of the Seller from the date of its incorporation to the date hereof and have been maintained in a manner consistent with good business practices.

        4.4    Authorization; Enforceability.    The Seller has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on its business as currently conducted. The Seller has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Seller, and, other than approval by the Stockholders of the transactions contemplated hereby in accordance with the Delaware General Corporation Law, no other action on the part of the Seller is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Seller have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Seller enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        4.5    No Violation or Conflict.    Except as set forth in Schedule 4.5, none of (a) the execution and delivery by the Seller of this Agreement and the other Documents to be executed and delivered by the Seller, (b) consummation by the Seller of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Seller at the Closing, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Seller, (ii) conflict with or violate any Law, Order or Permit applicable to the Seller or by which the Seller's properties are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any Contract or other instrument or obligation to which the Seller is a party or by which the Seller or its properties are bound or affected.

        4.6    Contracts.

          (a)   Schedule 4.6(a) lists each of the Contracts to which the Seller is a party or by which it or any of its properties or assets may be bound which is or may become material to the Business, any of the Purchased Assets or any of the Assumed Liabilities, including, without limitation, the following Contracts to the extent related to the Business (each of such Contracts being a "Material Contract" and, collectively, being the "Material Contracts"):

            (i)    each Contract, invoice, or purchase order for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Seller or otherwise related to the Business under the terms of which the Seller: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2005, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract, or (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days' notice, or (D) was not entered into in the ordinary course of business;

            (ii)   each Contract, invoice, or sales order for the sale of Inventory or other personal property or for the furnishing of services by the Seller which: (A) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2005, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of such Contract, (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days' notice, or (D) was not entered into in the ordinary course of business;

            (iii)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Seller is a party;

            (iv)  all management and employment Contracts and Contracts with independent contractors or consultants (or similar arrangements), or any other Contract with any director, officer or employee of the Seller, to which the Seller is a party;

            (v)   all Contracts relating to Indebtedness of the Seller;

            (vi)  all Contracts with any Governmental Authority to which the Seller is a party;

            (vii) all Contracts that limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, and all Contracts involving confidentiality, secrecy or non-disclosure (whether the Seller is an obligor or beneficiary thereunder);

            (viii) all Contracts between or among the Seller or any other Affiliate of the Seller;

            (ix)  all Contracts for capital expenditures which are, in each instance, in excess of $10,000;

            (x)   all Contracts pursuant to which the Seller is a lessor of any machinery, equipment, motor vehicle, office equipment, furniture or fixtures, or other personal property;

            (xi)  all Contracts of the Seller which relate, in whole or in part to any Intellectual Property;

            (xii) all Contracts of the Seller which expire, or may expire if the same are renewed or extended at the option of any Person other than the Seller, one year after the date hereof;

            (xiii) all Contracts of the Seller which relate to partnership, joint venture or other similar arrangement;

            (xiv) all collective bargaining agreements and any other Contract between the Seller and any labor union;

            (xv) all Contracts for providing benefits under any Employee Plan; and

            (xvi) all other Contracts, whether or not made in the ordinary course of the Business, which are material to the Seller or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

          (b)   The Seller has delivered or made available to the Purchaser true, correct and complete copies of all Material Contracts which are in writing, and Schedule 4.6(a) contains an accurate summary of all Material Contracts which are not in writing.

          (c)   The Material Contracts are in full force and effect and are the valid and binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Except as set forth on Schedule 4.6(c), each Material Contract is freely and fully assignable to the Purchaser without penalty or other adverse consequences and no consent of or notice to any third party (the "Consents") is required in order to validly assign and transfer the Material Contracts to Purchaser. The Seller has not received notice of default by the Seller under any of the Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. To the Knowledge of the Seller, none of the other parties to any of the Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. The Seller has not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor does it have Knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.

          (d)   Except to the extent Consents are not obtained prior to the Closing, the continuation, validity and effectiveness of the Material Contracts under the current terms thereof will in no way be affected by the execution of this Agreement and the other Documents or the consummation of the transactions contemplated herein and therein.

        4.7    Litigation.    Except as set forth on Schedule 4.7, there is no Litigation or investigation pending or, to the Knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the properties, assets (including the Purchased Assets) or rights of Seller relating thereto, before any Court or Governmental Authority. The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement. There is no Litigation pending or threatened that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto. There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets. With respect to all Litigation disclosed on Schedule 4.7, such disclosure includes the parties thereto, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted and the date the matter was referred to Seller's insurance carrier, a statement as to whether the matter is insured and, if so, the insurance policy applicable to such matter. None of the matters disclosed on Schedule 4.7 has had or could reasonably be anticipated to have a Material Adverse Effect.

        4.8    Brokers.    Except as set forth on Schedule 4.8, the Seller has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. The Seller shall be solely responsible for payment of all such fees incurred in connection with this transaction.

        4.9    Compliance with Law.

          (a)   The Seller is, and has conducted and continues to conduct the Business, in material compliance with, and is not in material default or material violation of, any Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected including, without limitation, those relating to (i) the development, manufacturing, packaging, distribution and marketing of products, (ii) employment, safety and health, and (iii) building, zoning and land use. The Seller is not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise). The Seller has not received at any time since July 29, 2002, any notice or other communication (whether written or oral from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Order to which the Seller, the Business or any of the Purchased Assets is or has been subject.

          (b)   Without limiting the foregoing:

            (i)    Schedule 4.9 lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (i) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Seller or the Business; or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Seller or any payment or reimbursement paid to the Seller. Except as set forth on Schedule 4.9, there are no such violations or irregularities nor, to the Knowledge of the Seller, are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any government agency, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Seller or the Business, or any payments or reimbursements claimed by the Seller. The Seller is not currently subject to any outstanding audit by any such government agency, intermediary or carrier, and, to the Knowledge of the Seller, there are no grounds to anticipate any such audit in the foreseeable future.

            (ii)   The Seller has not submitted any claim to any Payment Program in connection with any referrals that violated any applicable self-referral Law, including without limitation the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the "Stark Law"), or any applicable state self-referral Law.

            (iii)  The Seller has complied with all disclosure requirements of all applicable self-referral Laws, including without limitation the Stark Law and any applicable state self-referral Law.

            (iv)  The Seller has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the "Anti-Kickback Statute"), or any applicable state anti-kickback Law.

            (v)   The Seller has not submitted any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

            (vi)  The Seller has complied, in all material respects, with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to the Business, the Purchased Assets or any of the Leased Real Property, and, except as disclosed on Schedule 4.9(b), the Seller has not received any notice alleging any violation thereof.

            (vii) The Seller has complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively "HIPAA"), and all applicable state privacy Laws.

            (viii) The Seller has maintained and complied, in all material respects, with a compliance plan regarding the provision of its services.

            (ix)  The Seller possesses and has performed, in all material respects, its obligations with respect to all licenses, certificates, authorizations and permits required by the United States Food and Drug Administration (the "FDA") or any other federal, state or foreign agencies or bodies engaged in the regulation of medical devices and human tissue, and the Seller has not received notification of any proceeding relating to revocation or modification of any such license, certificate, authorization or permit and has no reason to believe that any such license, certificate, authorization or permit will not be renewed. Each marketing application submitted to the FDA or similar application to foreign regulatory bodies and related documents and information, has been filed, approved (if applicable) and maintained in compliance in all material respects with applicable statutes, rules, regulations, standards, guidelines or orders administered or promulgated by the FDA or other regulatory body.

            (x)   Neither the Seller nor any of its respective officers, directors or employees, is or has been involved in any activities which are, or are alleged to be, prohibited under the federal Medicare and Medicaid statutes, which are specifically defined as 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, 18 U.S.C. §1347, § 287, §1001, and § 1035, or the federal CHAMPUS statute, or the regulations promulgated pursuant to such federal statutes.

        4.10    Governmental Consents and Approvals.    Except as set forth on Schedule 4.10, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement by the Seller and the transfer of the Purchased Assets or the Business to Purchaser (each, a "Governmental Approval").

        4.11    No Other Agreements to Purchase.    No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, other than purchase orders for Inventories accepted by the Seller in the ordinary course of business, consistent with past practice.

        4.12    Receivables.    Schedule 4.12 contains an aged list of the Receivables as of the Balance Sheet Date. Except as set forth on Schedule 4.12, all Receivables reflected on the Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory in the ordinary course of business, consistent with past practice, to Persons not affiliated with the Seller and, except as reserved against on the Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller. All Receivables reflected on the Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Balance Sheet) are owned by Seller free and clear of any Liens.

        4.13    Financial Statements.    The Seller has previously furnished to the Purchaser, and attached hereto as Schedule 4.13 are, the unaudited balance sheet of the Seller as at March 31, 2005 (the "Balance Sheet") and the related statements of income and cash flow for the three] month period ended March 31, 2005, and the audited balance sheet of the Seller as at December 31, 2004 and the related statements of income and cash flow and notes thereto for the fiscal years ended December 31, 2004, and December 31, 2003 (collectively, the "Financial Statements"). All such Financial Statements have been prepared in accordance with GAAP consistently applied (with the exception of the lack of notes thereto for unaudited Financial Statements), are complete and correct in all material respects and accurately reflect in all material respects all transactions of the Business. The Financial Statements fairly present the financial position of the Seller as of the dates thereof, and the results of its operations and cash flows for the periods ended on the dates thereof. The Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses as required by GAAP.

        4.14    Absence of Undisclosed Liabilities.    There are no Liabilities of the Seller of the type required by GAAP to be reflected on a balance sheet other than Liabilities (a) reflected or reserved against on the Balance Sheet, (b) disclosed in Schedule 4.14, or (c) Liabilities of the Seller incurred since the date of the Balance Sheet in the ordinary course of business, consistent with past practice.

        4.15    Conduct in the Ordinary Course; Absence of Changes.    Since the Balance Sheet Date, except as disclosed in Schedule 4.15, the Business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in the Purchased Assets or the Business which has had a Material Adverse Effect. As amplification and not limitation of the foregoing, except as disclosed in Schedule 4.15, from the Balance Sheet Date to the date of this Agreement, the Seller has not:

          (a)   permitted or allowed any of the Purchased Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

          (b)   except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any Liability, other than current liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

          (c)   written off, written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

          (d)   made any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and disclosed in Schedule 4.15;

          (e)   amended, terminated, cancelled or compromised any material claims of the Seller or waived any other rights of substantial value to the Seller;

          (f)    sold, transferred, leased, subleased, licensed or otherwise disposed of any of the assets used in the Business, including the Purchased Assets, other than the sale of Inventories in the ordinary course of business consistent with past practice;

          (g)   suffered any loss of a major customer or cancellation of any material order or the threat thereof;

          (h)   made any material change in the Business or operations of the Business or in the manner of conducting the Business, or suffered any Material Adverse Effect;

          (i)    done any of the following: (i) entered into, adopted or amended any Employee Plan, (ii) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to the Seller, (iii) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to the Seller, (iv) increased or promised to increase any benefits payable under any existing severance or termination pay policies or employment agreements, or (v) increased or promised to increase any compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to the Seller, other than, in the case of clause (iv), in the ordinary course of business consistent with past practice;

          (j)    made any loan, advance or capital contribution to or investment in, or guaranteed any indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person other than (i) loans or advances to employees of the Seller made in the ordinary course of business consistent with past practice and (ii) other than to a wholly owned Subsidiary of Seller;

          (k)   borrowed any amount, except current liabilities incurred in the ordinary course of business consistent with past practice;

          (l)    instituted or settled any Litigation;

          (m)  disclosed any proprietary or confidential information to any Person not associated with the Seller, unless such Person, prior to such disclosure executed and delivered a non-disclosure agreement in favor of the Seller;

          (n)   made any single capital expenditure or commitment therefor in excess of $5,000, or aggregate capital expenditures or commitments therefor in excess of $10,000;

          (o)   entered into any joint venture, partnership or similar arrangement;

          (p)   failed to pay any creditor any amount owed to such creditor when due;

          (q)   entered into any agreement, arrangement or transaction with any of its directors, officers, employees or Stockholders (or with any relative, beneficiary, spouse or Affiliate of any such Person);

          (r)   terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six month period) or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future;

          (s)   entered into or committed to enter into any transaction in connection with the Business except in the ordinary course of business;

          (t)    except in the ordinary course of business, granted any assignment, license, transfer or termination of any Intellectual Property (other than Excluded Assets) or permitted to lapse or abandoned any such Intellectual Property (or any registration or grant therefor or any application relating thereto) in which the Seller has any right, title, interest or license;

          (u)   allowed any Permit or Environmental Permit that was issued or relates to the Seller or otherwise relates to the Business to lapse or terminate, or failed to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 days after July 23, 2005;

          (v)   failed to maintain the property and equipment used in the Business in good repair and operating condition, ordinary wear and tear excepted;

          (w)  suffered any casualty loss or damage with respect to any of the Purchased Assets (whether or not covered by insurance) which in the aggregate have a replacement cost of more than $10,000, whether or not such losses or damage shall have been covered by insurance;

          (x)   amended, modified or consented to the termination of any Material Contract or the Seller's rights thereunder;

          (y)   except as contemplated by Section 6.8, amended or restated its Certificate of Incorporation or By-Laws; or

          (z)   agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.15 or entered into any commitment to effect any of the actions specified in this Section 4.15, except as expressly contemplated by this Agreement and the Ancillary Agreements.

        4.16    Inventory.

          (a)   The Inventory consists only of items of a quality and quantity usable or saleable by the Business in the ordinary course of business, and within a reasonable period of time, as first quality goods, except for obsolete items and items of below-standard quality. Subject to amounts reserved therefor on the Balance Sheet, all Inventory is valued on the Balance Sheet at the lower of cost, determined by the first in first-out method of accounting, or market value, in accordance with GAAP. The Seller has good and marketable title to the Inventory, free and clear of all Liens. The Inventory does not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventory is on the date hereof, and will be on the Closing Date, at normal and adequate levels for the continuation of the Business in the ordinary course of business. The Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of Inventory has been conducted since the date of the Balance Sheet. Schedule 4.16 contains a complete list of the addresses of all warehouses in which the Inventories are located. Inventory held on consignment is held at hospitals that meet stocking requirements.

          (b)   The Inventory is in good and merchantable condition in all material respects, and is suitable and usable for the purposes for which it is intended.

        4.17    Customers.    Listed in Schedule 4.17 are the names of the 20 most significant customers (by revenue) of the Business for the twelve month period ended December 31, 2004 and the amount for which each such customer was invoiced during such period. Except as set forth in Schedule 4.17, the Seller has not received any notice and has no reason to believe that any significant customer of the Seller has ceased, or will cease, to use the products, equipment, goods or services of the Seller or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

        4.18    Suppliers.    Listed in Schedule 4.18 are the names of the 10 most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the 24 month period ended December 31, 2004 and the amount for which each such supplier invoiced the Seller during such period. Except as disclosed in Schedule 4.18, the Seller has not received any notice and has no reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Seller or the Purchaser at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

        Section 4.19    Real Property.

          (a)   The Seller has no Owned Real Property.

          (b)   Schedule 4.19(b) lists (i) the street address of each parcel of Leased Real Property and (ii) the identity of the lessor of each such parcel of Leased Real Property.

          (c)   Except as set forth in Schedule 4.19(c), there is no material violation of any municipal, state or federal Law (including, without limitation, any environmental, building, planning or zoning Law) relating to any of the Real Property. The Seller has made available to the Purchaser true and correct copies of all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Real Property, the operation of the Business thereon or any other uses thereof, in each case in the possession of the Seller.

          (d)   The Seller is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used.

          (e)   All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted.

          (f)    To the Knowledge of the Seller, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.

          (g)   Except as set forth in Schedule 4.19(g), the Seller has not assigned its interest under any lease or sublease for the Leased Real Property to any third party.

          (h)   The Seller has delivered to the Purchaser correct and complete copies of all leases and subleases listed in Schedule 4.19(b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the "Leases"). With respect to each such Lease:

            (i)    such Lease is legal, valid, binding and enforceable against the Seller and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

            (ii)   except as set forth on Schedule 4.5, such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement;

            (iii)  with respect to each such Lease (A) the Seller has not received any notice of cancellation or termination under such Lease and no lessor has any right of termination or cancellation under such Lease except in connection with the default of the Seller thereunder, (B) the Seller has not received any notice of a breach or default under such Lease, which breach or default has not been cured and (C) the Seller has not granted to any other Person any rights, adverse or otherwise, under such Lease;

            (iv)  neither the Seller, nor, to the Knowledge of the Seller, any other party to such Lease, is in breach or default in any material respect, and, to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and

            (v)   the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

          (i)    To the Knowledge of the Seller, there are no present, pending or threatened special assessments, tax takings, condemnation proceedings or eminent domain proceedings of any kind pending or threatened against any of the Real Property.

          (j)    All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy.

          (k)   No improvements on the Real Property made by the Seller and none of the current uses and conditions thereof violate, in any material respect, any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no material approvals pertaining to the ownership or operation of all improvements on the Real Property made by the Seller, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

          (l)    The Seller has received no notice of any change that is contemplated with respect to the zoning of the Real Property, the availability of utility services to the Real Property, or any other matter that would affect the operations or use of the Real Property.

          (m)  The Real Property has full and free access to and from public highways, streets or roads.

          (n)   From and after the date hereof, the Seller covenants that it will use its reasonable best efforts to:

            (i)    refrain from performing any grading or excavation, construction or removal of any improvements, or making any other changes or improvements upon or about the Real Property, committing any waste or nuisance or release of Hazardous Substances upon the Real Property, granting any option, right-of-first refusal, easement or license with respect to the Real Property, or entering into any agreements or commitments, whether oral or written, which would obligate the Real Property or the Purchaser, or its successors or assigns, to make any payments, contributions, donations or dedications with respect to the Real Property;

            (ii)   not make or enter into any tenancy or lease, or renewal or extension thereof, and the Seller shall not cancel, modify or amend any existing lease or tenancy without in each instance first obtaining the Purchaser's prior written consent, provided, however, that the Seller may, without such consent, extend or renew any existing lease or tenancy, or fill any vacancy, at a rent not less than the prevailing rent for a term not longer than month-to-month, or not extending beyond the Closing Date; and

            (iii)  continue to make or cause to be made ordinary repairs, replacements and maintenance and maintain the Real Property in its present condition until Closing to the extent such actions are the responsibility of the Seller under the applicable Lease, normal wear and tear excepted, continue to order and re-order building supplies and consumable items used in the operation and maintenance of the Real Property in not less than the same quantities and schedules as the Seller has used during the previous two years, comply, in all material respects, at its cost and expense, with any notices of violations of laws, ordinances, orders, regulations or requirements including, but not limited to, building, zoning, safety and health ordinances, and environmental laws, rules and regulations and continue to maintain all casualty, hazard and liability insurance currently in force with respect to the Real Property.

        4.20    Personal Property.

          (a)   Schedule 4.20 lists each material distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Seller (the "Tangible Personal Property"), and the location thereof.

          (b)   The Seller has delivered to the Purchaser correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such leases:

            (i)    such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.20(b), is legal, valid, binding and enforceable against the Seller and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

            (ii)   except as set forth in Schedule 4.20, such lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement;

            (iii)  except as otherwise set forth in Schedule 4.20, with respect to each such lease, (A) the Seller has not received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller thereunder, (B) the Seller has not received any notice of a breach or default under such lease, which breach or default has not been cured and (C) the Seller has not granted to any other Person any rights, adverse or otherwise, under such lease; and

            (iv)  neither the Seller, nor, to the Knowledge of the Seller, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease.

          (c)   All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

        4.21    Purchased Assets.

          (a)   Except as set forth in Schedule 4.21(a), the Seller (i) owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used, intended to be used in the conduct of the Business, and (ii) with respect to contractual rights, is a party to and enjoys the right to the benefits of all Contracts used, intended to be used in the conduct of the Business, all of which properties, assets and rights constitute Purchased Assets, except for the Excluded Assets. Except as set forth in Schedule 4.21(a), the Seller has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

          (b)   The Purchased Assets and the Excluded Assets constitute (i) all of the properties, assets and rights, used, held or intended to be used in the Business and (ii) all such properties, assets and rights as are necessary in the conduct of the Business. At all times, the Seller has caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are, in all material respects, in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

          (c)   Except as set forth in Schedule 4.5 and Schedule 4.21(c), the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Purchased Assets, free and clear of all Liens.

        4.22    Insurance.    The Seller has furnished to the Purchaser true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of the Seller relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.22. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Closing. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Seller. Such policies and bonds are carried in an amount and form and are otherwise adequate to protect the Seller from any material loss resulting from risks and liabilities reasonably foreseeable at the date hereof.

        4.23    Licenses and Permits.    Schedule 4.23 attached hereto contains a true, correct and complete list and summary description of all material Permits which have been issued to Seller in connection with the Purchased Assets or the Business (the "Seller Permits"). Each Seller Permit is valid and in full force and effect as of the date hereof, no Seller Permit is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Seller Permit or, to the Knowledge of the Seller, any basis for the assertion of any default thereunder. Schedule 4.23 specifies the holder of each Seller Permit and whether or not such Seller Permit is transferable to the Purchaser. There is no investigation or proceeding, pending or, to the Knowledge of the Seller, threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Seller Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Seller Permit or, to the best of Seller's knowledge, any basis therefor. Seller has, and has had at all relevant times, all material Permits that are or were necessary in order to enable Seller to own the Purchased Assets and conduct and be reimbursed for the Business.

        4.24    Taxes.

          (a)   (i) All returns and reports in respect of Taxes required to be filed with respect to the Seller or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller or (insofar as either relates to the activities or income of the Seller or the Business or could result in Liability of the Seller on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to the Seller; (vii) there are no Tax Liens on any assets of the Business; (viii) none of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code §280G; (ix) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

          (b)   Except as disclosed with reasonable specificity in Schedule 4.24: (i) there are no requests for information currently outstanding that could affect the Taxes of the Seller or the Business; and

  (ii) there are no proposed reassessments of any property owned by the Seller or other proposals that could increase the amount of any Tax to which the Seller or the Business would be subject.

        4.25    Intellectual Property.

          (a)   Schedule 4.25(a) sets forth a complete and accurate list of all Patents, Trademarks, domain name registrations and Copyrights included in the Owned Intellectual Property, indicating for each item, to the extent applicable, the jurisdiction of registration (or application), registration number (or application number) and date issued (or date filed).

          (b)   All Trademarks, Patents and Copyrights listed in Schedule 4.25(a) are currently in compliance, in all material respects, with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to such Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after July 23, 2005. Except as set forth on Schedule 4.25(b), no such Trademark is currently involved in any opposition or cancellation proceeding and, to the Knowledge of the Seller, no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No such Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the Knowledge of the Seller, no such action has been threatened with respect to any Patent.

          (c)   Schedule 4.25(c) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property used in the Business, whether the Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which the Seller is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties and date executed. The License Agreements are valid and binding obligations of the Seller, enforceable in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller under any such License Agreement.

          (d)   The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted and as contemplated to be conducted.

          (e)   No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Schedule 4.25(c).

          (f)    The Seller exclusively owns, free and clear of all Liens and obligations to license, all Owned Intellectual Property, and has a valid and enforceable right to use all of the Licensed Intellectual Property.

          (g)   The Seller has taken all reasonable steps to protect the Owned Intellectual Property, including all reasonable steps to protect the Owned Intellectual Property from third party infringement. Except as set forth on Schedule 4.25(b), to the Knowledge of the Seller, no third party has challenged the ownership, use, validity or enforceability of any of such Owned Intellectual Property.

          (h)   Except as set forth on Schedule 4.25(b), the conduct of the Business as currently conducted and as contemplated to be conducted does not, to the Knowledge of Seller, infringe upon any Intellectual Property rights of any third party. Except as set forth on Schedule 4.25(b), the Seller has not been notified by any third party of any allegation that Seller's activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party. Except as set forth on Schedule 4.25(b), no third party has notified the Seller that (i) any of such third party's Intellectual Property rights are infringed or (b) the Seller requires a license to any of such third party's Intellectual Property rights. Further, the Seller has not been offered a license to any of such third party's Intellectual Property rights.

          (i)    Except as set forth in Schedule 4.25(i), there is no litigation pending or, to the Knowledge of the Seller, threatened alleging that the Seller's activities or the conduct of the Business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Owned Intellectual Property.

          (j)    To the Knowledge of the Seller, no third party is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Schedule 4.25(j), no such claims have been brought against any third party by the Seller.

          (k)   Schedule 4.25(k) lists (i) all Software (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) which is owned, licensed to or by the Seller, leased to or by the Seller, or otherwise used by the Seller, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be and (ii) lists all Software sold, licensed, leased or otherwise distributed by the Seller to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. The Software listed in Schedule 4.25(k) which the Seller owns was either developed (i) by employees of the Seller or any of its Subsidiaries within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements.

          (l)    All Trademarks of the Seller have been in continuous use by the Seller. To the Knowledge of the Seller, there has been no prior use of any such Trademarks or other action taken by any third party which would confer upon said third party superior rights in such Trademarks, the Seller has taken all reasonable steps to protect the Trademarks against third party infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

          (m)  The Seller has taken all necessary steps to obtain and preserve the Patents included in the Owned Intellectual Property, including the payment of annuities or maintenance fees and the filing of all required documents.

          (n)   The Copyrights included in the Owned Intellectual Property relate to works of authorship (i) created by (A) employees of the Seller within the scope of their employment, or (B) independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees. The works covered by such Copyrights were not copies of nor derived from any work for which the Seller does not own the Copyrights, and no third party has any claim to authorship or ownership of any part thereof.

          (o)   The Seller has taken all necessary steps in accordance with normal industry practice to protect the Seller's rights in confidential information and trade secrets of the Seller. Without limiting the foregoing, the Seller has and enforces a policy of requiring each officer and management employee of the Seller to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Seller's standard forms thereof (complete and current copies of which have been delivered to the Purchaser). Except under confidentiality obligations, to the Knowledge of the Seller, there has been no material disclosure of any Seller confidential information or trade secrets.

          (p)   The Seller has valid registrations for each of the domain names set forth in Schedule 4.25(a). The Seller's registration of each of the domain names is free and clear of any Liens and is in full force and effect. The Seller has paid all fees required to maintain each registration. None of the Seller's registrations or use of the domain names has been disturbed or placed "on hold" and no claim (oral or written) has been asserted against the Seller adverse to its rights to such domain names.

        4.26    Labor Matters.

          (a)   Schedule 4.26(a) lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 2005 and 2004, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Seller whose annual compensation exceeded $50,000.

          (b)   Schedule 4.26(b) sets forth a list of all employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Seller and any current or former officer, director, employee or consultant.

          (c)   All officers and management employees of the Seller are under written obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

          (d)   Except as set forth in Schedule 4.26(d):

            (i)    the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller, or in the Business and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Seller;

            (ii)   there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Seller, threatened between the Seller and any of its employees, and the Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;

            (iii)  the Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Seller under any such agreement or contract that could have a Material Adverse Effect;

            (iv)  there are no unfair labor practice complaints pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller that could have a Material Adverse Effect;

            (v)   the Seller is currently in compliance, in all material respects, with all applicable Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

            (vi)  the Seller has paid in full to all its employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

            (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Seller, threatened with respect to any Persons currently or formerly employed by the Seller;

            (viii) the Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

            (ix)  there is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Seller, threatened with respect to the Seller;

            (x)   there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any Person; and

            (xi)  none of the Seller's employment policies or practices with respect to the Business is, to the Knowledge of the Seller, currently being audited or investigated by any Governmental Authority.

        4.27    Employee Benefit Plans.

          a)    Schedule 4.27(a) lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Seller, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Seller within the meaning of Section 414 of the Code (an "ERISA Affiliate"), whether or not such plan is terminated (together, the "Employee Plans"). The Seller has provided to the Purchaser correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the IRS, (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Employee Plan. There are no restrictions on the ability of the sponsor of each Employee Plan to amend or terminate any Employee Plan and each Employee Plan may be transferred by the Seller or ERISA Affiliate to the Purchaser.

          (b)   (i) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or, to the Knowledge of the Seller, threatened Liens on the assets of any Employee Plan, (iii) all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Seller and ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default under or material violation of, and the Seller has no Knowledge of any default or violation by any other party with respect to, any of the Employee Plans, (v) each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, (viii) each Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Seller nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

          (c)   No Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Seller or ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Employee Plan is a Multiemployer Plan or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Seller or ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

          (d)   Each Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance, in all material respects, with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Employee Plan or written or oral agreement exists which obligates the Seller any Subsidiary or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Seller or any ERISA Affiliate following such employee's, former employee's or director's termination of employment with the Seller, any Subsidiary or any ERISA Affiliate, other than COBRA Coverage.

        4.28    Environmental Matters.    Except as described in Schedule 4.28, (a) the Seller has all Environmental Permits which are or are reasonably expected to be required under Environmental Laws, (b) the Seller is in full compliance with all terms and conditions of such Environmental Permits, (c) the Seller is in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder, (d) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from the Seller's or its agents' manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance and (e) the Seller has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by the Seller (or any of its agents) thereunder. Except as set forth in Schedule 4.28, there is no Action, governmental Order, notice or demand letter pending or, to the Knowledge of the Seller, threatened against the Seller relating in any way to Environmental Laws.

        4.29    Products.    Each of the products produced or sold by the Business ("Products") (a) is, and at all times has been, in compliance in all material respects with all applicable Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale. There is no known design defect with respect to any Products and each of such Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use. Except for Inventory held on consignment at hospitals that meet stocking requirements, the Seller has no Products placed with its customers under an understanding permitting their return to the Seller other than pursuant to a breach of warranty. Copies of all correspondence relating to Products received or sent by or on behalf of the Seller during the past five (5) years, from or to any Governmental Authority have been previously delivered to the Purchaser.

        4.30    Payment Programs.

          (a)   All Payment Programs in which the Seller has participated at any time during the last three years are listed on Schedule 4.30 (the "Seller Payment Programs"). The Seller is a participating provider, in good standing, in each Seller Payment Program. There is no pending or, the Knowledge of the Seller, threatened or concluded investigation, or civil, administrative or criminal proceeding relating to the Seller's participation in any Payment Program. The Seller is not subject to, nor has it been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program has requested or, to the Knowledge of the Seller, threatened any recoupment, refund, or set-off from the Seller and, to the Knowledge of the Seller, there is no basis therefor. No Payment Program has imposed a fine, penalty or other sanction on the Seller. The Seller has not been excluded from participation in any Payment Program. The Seller has not submitted to any Payment Program any false or fraudulent claim for payment, nor has the Seller at any time violated any condition for participation, or any rule, regulation, policy or standard of, any Payment Program. All Medicare costs reports, if any, for all periods prior to the Closing Date have been accurately completed and timely filed.

          (b)   Neither the Seller nor any of its directors, officers, employees or agents has, directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present medical director, physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of the Seller and all predecessors in interest thereof with respect to all Payment Programs have been true, fair and correct and in compliance with all applicable Laws, and all regulations and policies of all such Payment Programs, and the Seller has not billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith.

        4.31.    Certain Interests.    Except as disclosed in Schedule 4.31(a), to the Knowledge of the Seller, no shareholder holding at least 5% of the voting power of the voting securities of the Seller, officer or director of the Seller and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

          (a)   has any direct or indirect financial interest in any supplier or customer of the Seller, provided, however, that the ownership of securities representing no more than fifteen percent of the outstanding voting power of any supplier or customer, shall not be deemed to be a "financial interest"; or

          (b)   owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Seller uses or has used in the conduct of the Business or otherwise;

        4.32    Disclosure.    No representation or warranty of the Seller contained in this Agreement and the other Documents, and no statement, report, or certificate furnished by or on behalf of the Seller to the Purchaser or its agents pursuant to this Agreement or any of the other Documents, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which it is made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

        5.1    Organization and Qualification.    The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of California.

        5.2    Authorization; Enforceability.    The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        5.3    No Violation or Conflict.    Except as set forth in Schedule 5.3, none of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Purchaser, or (ii) conflict with or violate any Law, Order or Permit applicable to the Purchaser.

        5.4    Governmental Consents and Approvals.    Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement and the other Documents by the Purchaser do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

        5.5    Brokers.    The Purchaser has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

        5.6    No Additional Representations; Disclaimer Regarding Estimates and Projections.

          (a)   The Purchaser acknowledges that none of the Seller, its Affiliates or any other Person acting on behalf of the Seller (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Purchased Assets or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, or the Business, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Disclosure Schedule. The Purchaser further agrees that none of the Seller or any other Person acting on behalf of the Seller will have or be subject to any Liability, except as specifically set forth in this Agreement, to the Purchaser or any other Person resulting from the distribution to the Purchaser, of any information, document or material made available to the Purchaser.

          (b)   In connection with the Purchaser's investigation of the Seller, the Purchaser has received certain projections of the Business and certain budget and business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts.

        5.7    Financial Ability.    The Purchaser has sufficient funds on hand to pay the Purchase Price.

ARTICLE VI

COVENANTS

        6.1    Performance.    Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

        6.2    Regulatory and Other Authorizations; Notices and Consents.

          (a)   The Seller will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in obtaining all such authorizations, consents, orders and approvals.

          (b)   The Seller shall give promptly such notices to third parties and use its reasonable best efforts to obtain such Consents and estoppel certificates as the Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents, including, without limitation, all Consents to the transfer of the Contracts listed in Schedule 4.6(c) and all Consents required to transfer to the Purchaser all of the Licensed Intellectual Property. The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, Consent or estoppel certificate or to consent to any change in the terms of any Contract which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser or the Business.

          (c)   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Seller will use its reasonable best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller's obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an

  Excluded Asset. In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and Seller, negotiate in good faith an adjustment in the Purchase Price, to the extent not otherwise adjusted pursuant to Section 3.3.

        6.3    Conduct of the Business Prior to the Closing.

          (a)   The Seller covenants and agrees that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Purchaser shall otherwise agree in writing, the Seller shall conduct the Business only in the ordinary course of business consistent with past practice. By way of elaboration, and without in any way limiting, the preceding sentence, the Seller shall use reasonable best efforts to: (i) preserve intact the business organization of the Seller and the business organization, properties, assets and rights of the Business, (ii) operate the Business according to plans and budgets provided to the Purchaser, (iii) keep available the services of the present officers, employees and consultants of the Seller, (iii) maintain in effect all Contracts and preserve the present relationships of the Seller with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Seller has business relations, (iv) maintain, with financially sound and reputable insurers, insurance for the Purchased Assets and the Business against such casualties and contingencies and of such types and in such amounts as is maintained on the date of this Agreement, (v) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, which approval shall not be unreasonably be withheld or delayed, any rights of renewal pursuant to the terms of any of the Leases which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

          (b)   The Seller shall cause to be prepared and timely filed, at it sole expense, all of its required Tax Returns for all periods up to and including the Closing Date. The Seller shall be responsible for the payment of all Taxes due or assessed which related to the operations of the Business for all periods up to and including the Closing Date.

          (c)   Except as expressly permitted by this Agreement and as set forth in Schedule 6.3(c), the Seller shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably be withheld or delayed, between the date hereof and the Closing, directly or indirectly do, or propose to do any of the actions prohibited by Section 4.15.

        6.4    Access.

          (a)   From the date hereof until the Closing, upon reasonable notice, the Seller shall and shall cause each of the Seller's officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller and to those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Seller or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Seller as the Purchaser may from time to time reasonably request.

          (b)   In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

          (c)   In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

          (d)   The Purchaser shall keep all information obtained pursuant to Section 6.4(a) confidential in accordance with the terms of the confidentiality agreement, dated May 12, 2005 (the "Confidentiality Agreement"), between the Purchaser and the Seller. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Seller and the Purchaser hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 10.9.

        6.5    Notification.    From the date hereof until the Closing, each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any party or that could reasonably be anticipated to cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relation or, employee relations of the Business. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

        6.6    Bulk Transfer Laws.    The Purchaser hereby waives compliance by the Seller with the requirements of all applicable bulk sale, bulk transfer or similar laws in any jurisdiction in connection with the transaction contemplated hereby.

        6.7    Confidentiality, Non-competition and Non-solicitation.

          (a)   In partial consideration of the payment of the Purchase Price, as set forth in Section 3.1, the Seller and the Purchaser agree that, for a period (the "Restricted Period") ending on the earlier of (i) five (5) years after the Closing and (ii) the sale (by stock sale, merger or otherwise) of the Seller to a third party (provided that the Stockholders do not, immediately following such sale, beneficially own, in the aggregate, more than 30% of the voting securities of such third party), the Seller shall not engage, directly or indirectly, in any business in the United States of America or Japan that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant, director, officer, agent, employee or otherwise, any Person that competes with the Purchaser or the Business in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business as of the Closing Date; provided, however, that, for the purposes of this Section 6.7, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.7 so long as the Person owning such securities has no other connection or relationship with such competitor.

          (b)   As a separate and independent covenant, the Seller agrees with the Purchaser that, during the Restricted Period, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing Date (i) call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business with whom the Business had any dealings prior to the Closing Date, (ii) cause or attempt to cause any customer of the Business to cease doing business with the Purchaser, or (iii) induce or attempt to induce any officers, employees, representatives or agents of the Purchaser to leave the employ of the Purchaser (excluding general solicitations by newspaper, search firm or otherwise that are directed to the general public) or violate the terms of their contracts, or any employment arrangements, with the Purchaser.

          (c)   The Seller agrees to, and will cause its agents, representatives, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business (other than information relating to Excluded Assets or Excluded Liabilities), (ii) in the event that the Seller or any such agent, representative, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 6.7(c), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.7(c), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, employees, officers and directors; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

          (d)   The Seller acknowledges that the restrictions set forth in this Section 6.7 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser, including, after the Closing, the Business. The Seller acknowledges that the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Purchaser in the event the covenants contained in this Section 6.7 were not complied with in accordance with their terms. Accordingly, the Seller agrees that any breach or threatened breach by it of any provision of this Section 6.7 shall entitle the Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Purchaser. If Seller breaches the covenants set forth in Sections 6.7(a) or (b), the Restricted Period shall be extended for a period equal to that for which such breach continues.

          (e)   It is the desire and intent of the parties that the provisions of this Section 6.7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 6.7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 6.7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce this Section 6.7 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

          (f)    Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prohibit or restrict the ability of the Seller to engage in the business of developing, manufacturing or supplying synthetic products that are used in percutaneous procedures for treatment of vertebral instability from fractures, degenerative disease, trauma or cancer.

        6.8    Use of Intellectual Property.

          (a)   Except as set forth in Schedule 6.8(a), from and after the Closing, the Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property.

          (b)   Immediately after the Closing the Seller shall change its corporate name, and amend its Certificate of Incorporation accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. As promptly as practicable following the Closing, the Seller shall remove any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

        6.9    Standstill.    From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, nor shall it permit any of its Affiliates to, nor shall they authorize or permit any of its officers, directors, employees, representatives or agents (collectively, the "Seller Representatives"), directly or indirectly, to (a) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein), or (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization involving the Seller, the sale, transfer, lease, exchange, license or other disposition of any of the Purchased Assets, other than sales of Inventory or license of Intellectual Property in the ordinary course of business, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to diminish significantly the benefits to the Purchaser or its Affiliates of the transactions contemplated hereby. The Seller shall immediately cease and cause to be terminated, and shall cause all Seller Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Seller shall promptly notify each Seller Representative of its obligations under this Section 6.9. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate or Subsidiary of the Seller or any Seller Representative, whether or not such Person is purporting to act on behalf of the Seller, shall be deemed to be a breach of this Section 6.9 by the Seller.

ARTICLE VII

EMPLOYEE MATTERS

        7.1    Offer of Employment.    As of the Closing Date, the Purchaser shall offer employment, on such terms and conditions as the Purchaser in its sole discretion may determine, to each of the then current employees of the Seller whose name appears on Exhibit 7.1 hereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

        8.1    Conditions Precedent to the Obligations of Purchaser.    The obligation of the Purchaser to consummate the transactions described in this Agreement and any and all liability of the Purchaser to the Seller shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by the Purchaser in its sole discretion:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are expressly made as of another date), except for such failures of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer thereof.

          (b)    No Adverse Change.    No events or conditions shall have occurred since the date of this Agreement which individually or in the aggregate, have had any Material Adverse Effect.

          (c)    Governmental Approvals.    The Purchaser shall have received evidence, in each instance in form and substance reasonably satisfactory to it, in its sole discretion, that any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

          (d)    Consents.    The Purchaser shall have received evidence, each in form and substance satisfactory to it in its sole discretion, that any and all consents and approvals listed on Schedule 4.6(c) with respect to any Contract, and consents to transfer of the Licensed Intellectual Property, shall have been obtained.

          (e)    Opinion of Counsel.    The Purchaser shall have received from Ropes & Gray LLP, counsel to the Seller, an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

          (f)    No Actions, Suits or Proceedings.    No Order shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Seller shall be pending, and the Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

          (g)    Delivery of Purchased Assets.    The Seller shall have delivered possession of the Purchased Assets to the Purchaser, and shall have made all intangible Purchased Assets available to the Purchaser.

          (h)    Closing Documents.    The Seller shall have delivered to the Purchaser the resolutions, certificates, documents and instruments set forth below:

            (i)    each of the Ancillary Agreements to which it is a party;

            (ii)   a copy of the resolutions duly and validly adopted by the Board of Directors and the Stockholders of the Seller, certified by its Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Seller in carrying out the terms and provisions hereof;

            (iii)  all of the books, data, documents, instruments and other records relating to the Business of the Seller set forth in Section 2.1(g);

            (iv)  certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than two (2) Business Days prior to the Closing, as to the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation;

            (v)   a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Documents;

            (vi)  the certificate of the Seller referred to in Section 8.1(a); and

            (vii) such other documents and instruments as the Purchaser or its counsel may reasonably request.

          (i)    Stockholder Approval.    Holders of at least (i) a majority of the outstanding shares of Series A Preferred Stock, (ii) two-thirds of the outstanding shares of Series B Preferred Stock, (iii) two-thirds of the outstanding shares of Series C Preferred Stock, (iv) two-thirds of the outstanding shares of Series D-1 Preferred Stock, (v) two-thirds of the outstanding shares of Series D-2 Preferred Stock and Series D-1 Preferred Stock, voting together as a single class, and (vi) a majority of the outstanding shares of all the Common Stock, shall have consented to the transactions contemplated by this Agreement.

          (j)    Non-Competition, Non-Solicitation Agreements.    Larry Jasinski shall have entered into a Non-Competition and Non-Solicitation Agreement with the Purchaser, in such form and substance as are reasonably acceptable to the Purchaser.

          (k)    Continued Insurance Coverage.    The Seller shall have obtained, and shall have fully paid the premium payments, for a "tail" on both the Seller's current directors' and officers' liability insurance policy, in the amount of $1,000,000, and on the Seller's current products liability insurance policy, in the amount of $3,000,000, in each case providing eighteen (18) months of continuing coverage from and after the Closing Date and naming Purchaser as a loss payee (collectively, the "Tail Insurance Policies").

        8.2    Conditions Precedent to the Obligations of the Seller.    The obligation of the Seller to consummate the transactions described in this Agreement and any and all liability of the Seller to the Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may be waived by the Seller in its sole discretion:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

          (b)    No Actions, Suits or Proceedings.    No Order shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Purchaser shall be pending, and the Purchaser shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

          (c)    Purchase Price.    The Purchaser shall have delivered the Purchase Price as provided in Section 3.2.

          (d)    Closing Documents.    The Purchaser shall have delivered to the Seller the resolutions, certificates, documents and instruments set forth below:

            (i)    each of the Ancillary Agreements to which it is a party;

            (ii)   a copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser, certified by its Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Purchaser in carrying out the terms and provisions hereof;

            (iii)  certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than two (2) Business Days prior to the Closing, as to the good standing of the Purchaser in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation;

            (iv)  a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Documents;

            (v)   the certificate of the Purchaser referred to in Section 8.2(a); and

            (vi)  such other documents and instruments as the Seller or its counsel may reasonably request.

          (e)    Stockholder Approval.    Holders of at least (i) a majority of the outstanding shares of Series A Preferred Stock, (ii) two-thirds of the outstanding shares of Series B Preferred Stock, (iii) two-thirds of the outstanding shares of Series C Preferred Stock, (iv) two-thirds of the outstanding shares of Series D-1 Preferred Stock, (v) two-thirds of the outstanding shares of Series D-2 Preferred Stock and Series D-1 Preferred Stock, voting together as a single class,, and (vi) a majority of the outstanding shares of all the Common Stock, shall have consented to the transactions contemplated by this Agreement.

          (f)    Governmental Approvals.    The Seller shall have received evidence that any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

        8.3    Termination.

          (a)    Right to Terminate.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

            (i)    by mutual written consent duly authorized by the parties hereto;

            (ii)   by either the Purchaser or the Seller if the Closing shall not have occurred on or before September 15, 2005; provided, however, that the right to terminate this Agreement under this Section 8.3(a)(ii) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

            (iii)  by either the Purchaser or the Seller, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; or

            (iv)  by the Purchaser, if the Purchaser is not in material breach of its obligations under this Agreement, if (A) at any time any of the representations and warranties of the Seller herein are or become untrue or inaccurate such that Section 8.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(iv)) or (B) there has been a breach on the part of the Seller of any of its covenants or agreements contained in this Agreement such that Section 8.1(a) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(iv)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after notice to the Seller;

            (v)   by the Seller, if the Seller is not in material breach of its obligations under this Agreement, and if (A) at any time the representations and warranties of the Purchaser herein become untrue or inaccurate such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(v)), or (B) there has been a breach on the part of the Purchaser of any of its covenants or agreements contained in this Agreement such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(v)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after notice to the Purchaser; or

            (vi)  by the Purchaser if, between the date hereof and the Closing: (A) an event or condition occurs that has resulted in a Material Adverse Effect; or (B) the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

            (vii) by the Purchaser, if the Seller's Board of Directors or any committee thereof shall have (A) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the transactions contemplated by this Agreement, (B) entered, or caused the Seller to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (C) breached Section 6.9 or (D) resolved or announced its intention to do any of the foregoing.

          (b)    Effect of Termination.    Except as provided in this Section 8.3(b), in the event of the termination of this Agreement pursuant to Section 8.3(a), this Agreement (other than this Section 8.3(b), Section 6.4(d) and Article X, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Purchaser, the Seller or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, provided, that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

ARTICLE IX

INDEMNIFICATION

        9.1    Survival of Representations, Warranties and Covenants.    The representations and warranties contained in this Agreement and the other Documents, shall survive the Closing and any investigation at any time made by or on behalf of any party for the applicable limitation period or term expressly set forth in this Agreement; provided however, that no claim may be made or suit instituted seeking indemnification pursuant to this Article IX for any untruth or breach of, or inaccuracy in, any representation and warranty unless a written notice describing such breach or inaccuracy in reasonable detail is provided to the Indemnified Party at any time during the period ending 18 months following the Closing Date and the representations and warranties herein shall terminate at the end of such period. Any claims for indemnification asserted in writing as provided for in this Article IX prior to the expiration date applicable to the representation or warranty with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the "Survival Date." No third party other than the Indemnified Persons, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article IX or otherwise. All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

        9.2    Investigation.    The representations, warranties, covenants and agreements set forth in this Agreement and the other Documents shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any of the other Document, shall be deemed to be representations and warranties for purposes of this Agreement.

        9.3    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

          (a)   "Seller Event of Indemnification" shall mean the following:

            (i)    The untruth, inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement or in any of the other Documents;

            (ii)   The breach of any covenant, agreement or condition of the Seller contained in this Agreement or in any of the other Documents; or

            (iii)  (x) except with respect to Assumed Liabilities, Liabilities of, or claims against, the Purchaser relating to, or arising out of, (A) the operation of the Business prior to the Closing Date or (B) facts and circumstances existing with respect to the Seller at or prior to the Closing Date, whether or not such Liabilities were known on such date, and (y) any other Liabilities of the Seller not expressly included in the Assumed Liabilities.

          (b)   "Purchaser Event of Indemnification" shall mean the following:

            (i)    The untruth, inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement or in any of the other Documents;

            (ii)   The breach of any covenant, agreement or condition of the Purchaser contained in this Agreement or in any of the other Documents; or

            (iii)  (x) Liabilities of, or claims against, the Seller relating to, or arising out of, the operation of the Business on or after the Closing Date and (y) the Assumed Liabilities.

          (c)   "Purchaser Indemnified Persons" shall mean and include the Purchaser and its Affiliates, successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

          (d)   "Seller Indemnified Persons" shall mean and include each of the Seller and its Affiliates, successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

          (e)   "Indemnified Persons" shall mean with respect to any indemnity claim under Section 9.4, the party asserting such claim under Section 9.4(a) or (b), as the case may be.

          (f)    "Indemnifying Persons" shall mean with respect to any indemnity claim under Section 9.4, the Seller or the Purchaser, as the case may be, against whom such claim is asserted.

          (g)   "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 9.4 hereof.

        9.4    Indemnification Generally; Limitations.    (a) The Seller shall indemnify the Purchaser Indemnified Persons from and against any and all Losses arising from or in connection with any Seller Event of Indemnification with respect to the Purchaser Indemnified Persons provided, that (i) the Seller shall not have any liability to the Purchaser Indemnified Persons until the aggregate Losses of all Purchaser Indemnified Persons exceed $100,000 and then shall be liable for the amount of all such Losses, (ii) the sole and exclusive recourse for any indemnity claims made by the Purchaser Indemnified Persons shall be to the Escrow Fund and any recovery obtained under the Tail Insurance Policies (and neither the Seller nor any of the Stockholders shall have any liability hereunder except for the amounts in the Escrow Fund and any amounts recoverable under the Tail Insurance Policies); and (iii) the Seller shall not be liable, and no claim for indemnification may be asserted for any loss of profits or earnings or consequential damages. Notwithstanding any of the foregoing, nothing contained in this Section 9.4(a) shall in any way limit, impair, modify or otherwise affect the rights of the Purchaser Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of the Purchaser Indemnifying Persons in connection with any of such rights of the Purchaser Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Purchaser Indemnified Persons based upon an allegation or allegations that the Seller had an intent to defraud the Purchaser in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Seller had an intent to defraud the Purchaser in connection with this Agreement and the transactions contemplated hereby.

          (b)   The Purchaser shall indemnify the Seller Indemnified Persons from and against any and all Losses arising from or in connection with any Purchaser Event of Indemnification with respect to the Seller Indemnified Persons provided, that (i) the Purchaser shall not have any liability to the Seller Indemnified Persons until the aggregate Losses of all Seller Indemnified Persons exceed $100,000, and then shall be liable for the amount of all such Losses, and (ii) Purchaser shall not be liable, and no claim for indemnification may be asserted for any loss of profits or earnings or consequential damages. Notwithstanding any of the foregoing, nothing contained in this Section 9.4(b) shall in any way limit, impair, modify or otherwise affect the rights of the Seller Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of the Seller Indemnifying Persons in connection with any of such rights of the Seller Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Seller Indemnified Persons based upon an allegation or allegations that the Purchaser had an intent to defraud the Seller in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Purchaser had an intent to defraud the Seller in connection with this Agreement and the transactions contemplated hereby.

        9.5    Assertion of Claims.    No claim shall be brought under Section 9.4 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 9.6 of any Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 9.4 hereof.

        9.6    Notice and Defense of Third Party Claims.    Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

          (a)   The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim).

          (b)   The Indemnifying Persons shall have the right to assume the defense of any such Third Party Claim. Notwithstanding the foregoing, an Indemnifying Persons may not assume the defense of any such Third Party Claim if the claim (i) is reasonably likely to result in imprisonment of the Indemnified Persons, (ii) is reasonably likely to result in a criminal penalty or fine against the Indemnified Persons the consequences of which would have a material adverse effect on the Indemnified Persons unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would have a material adverse effect on the Indemnified Persons. If Indemnifying Persons assume the defense of such Third Party Claim, such Indemnifying Persons shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Persons and shall, in their sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding, provided, however, that (A) any counsel chosen by such Indemnifying Persons to conduct such defense shall be reasonably satisfactory to the Indemnified Persons and (B) the Indemnifying Persons will not, without the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Persons from all liability with respect thereto. The Indemnified Persons may participate in such proceeding and retain separate co-counsel at their sole cost and expense, provided, however, that the Indemnifying Persons shall be responsible for the fees and expenses of one separate co-counsel for the Indemnified Persons to the extent the Indemnified Persons are advised by counsel that either (1) the counsel the Indemnifying Persons have selected has a conflict of interest or (2) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Persons). Failure by an Indemnifying Persons to notify the Indemnified Persons of their election to defend any such Third Party Claim within 30 days after notice of the Third Party Claim shall have been given to such Indemnifying Persons by the Indemnified Persons shall be deemed a waiver by such Indemnifying Persons of their right to defend such claim or action.

          (c)   If no Indemnifying Persons are permitted to or do not elect to assume the defense, or do not diligently pursue the defense of, a Third Party Claim, the Indemnified Persons shall diligently defend against such Third Party Claim in such manner as they may deem appropriate and, in such event, the Indemnifying Persons shall promptly reimburse the Indemnified Persons for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Persons in connection with the defense against such Third Party Claim, as such costs and expenses are incurred. Any counsel chosen by such Indemnified Persons to conduct such defense must be reasonably satisfactory to the Indemnifying Persons and only one counsel shall be retained to represent all Indemnified Persons in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending). An Indemnifying Person shall not be liable for any settlement, compromise or judgment of any claim effected or consented to by an Indemnified Person without the prior written consent of the Indemnifying Person.

        9.7    Calculation of Damages.    The amount of any Losses otherwise indemnifiable hereunder will be reduced by (a) the amount of any tax benefit actually recognized by an Indemnified Person for United States federal and state income tax purposes in the year in which such Losses are suffered or incurred and which is reasonably determined by the applicable Indemnified Person's tax return preparers to be without material risk of being disallowed on audit and (b) the amount of any insurance or other proceeds received (whether by way of payment, discount, credit offset, counterclaim or otherwise) by the Indemnified Person in respect of such Losses. The Indemnified Person shall use best efforts to recover any Losses from its insurers or other sources of reimbursement or recovery.

        9.8    Exclusive Remedy.    Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations, condition or ownership of the Seller or the Business must be brought by either party in accordance with the provisions and applicable limitations of this Article 9, which shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action.

ARTICLE X

MISCELLANEOUS

        10.1    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	Alphatec Manufacturing, Inc. 6110 Corte Del Cedro Carlsbad, CA 92009 Tel: (760) 431-9286 Fax: (760) 431-1573 Att'n: John H. Foster, CEO
With a copy to:	James M. McKnight, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000 Fax: (212) 983-3115
If to the Seller to:	Cortek, Inc. 980 Washington Street Suite 328 Dedham, MA 02026-6732 Tel: (781) 407-0020 Fax: (781) 407-5867 Att'n: Larry Jasinski, CEO
With a copy to:	Othon Prounis, Esq. Ropes & Gray LLP 45 Rockefeller Plaza New York, NY 10111 Tel: (212) 841-5785 Fax: (212) 841-5725

        All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the 5th business day following the day such mailing is made.

        10.2    Entire Agreement.    The Documents and the Confidentiality Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

        10.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

        10.4    Assignment.    Neither this Agreement, nor any right hereunder, may be assigned by either of the parties hereto without the prior written consent of the other party, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified).

        10.5    Modifications and Amendments.    The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

        10.6    Waivers and Consents.    The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

        10.7    No Third Party Beneficiary.    Except as provided in Section 9.1, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        10.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        10.9    Publicity.    No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the Seller, except as may be required by Law. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

        10.10    Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of New York without giving effect to the conflict of law principles thereof.

        10.11    Jurisdiction.    Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America located in the State of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings.

        10.12    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

        10.13    Headings.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.14    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        10.15    Further Assurances.    At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, the Purchased Assets.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ALPHATEC MANUFACTURING, INC.
By:	/s/ JOHN H. FOSTER
Name:	John H. Foster
Title:	Chairman
CORTEK, INC.
By:	/s/ LARRY JAZINSKI
Name:	Larry Jazinski
Title:	President/CEO

Exhibit 2.2(e)
Excluded Assets

        All assets of Cortek, Inc. used in connection with the compression fracture device, including without limitation:

  Patent Applications

Application Serial Number	Holder	Patent Application Title	Status
60/557,246	Cortek, Inc.	Device and Methods for reducing and Stabilizing Broken Bones	Pending Filed on 3/29/2004
60/562,686	Cortek, Inc.	EXPANDABLE INTEROSSEOUS BONE-FIXATION PROSTHESIS	Pending Filed on 4/15/2004
60/604,800	Cortek, Inc.	Self-Restoring Orthopedic Textile Composite Devices	Pending Filed on 8/26/2004
60/623,033	Cortek, Inc.	Disclosure for Devices that Ream and/or Distract Bone by Expansion	Pending Filed on 12/1/2004

  Trademark Applications

Application Serial Number	Holder	Trademark Application Title	Status
78/519,317	Cortek, Inc.	SOTEIRA	Pending Filed on 11/18/2004

  Other Intellectual Property

        The name "Soteira, Inc." and all related trade names or trade marks, service marks, and applications.

        All inventions and discoveries applicable to the patents listed above and the related the intellectual property, including, but not limited to, the following prototypes: (i) Modified Wallstents made by Andrew Sennett and Bill Gruber, and (ii) Nitinol Preshaped Baskets manufactured by Secant Inc.

        All copyrights in published works and unpublished works applicable to the patents listed above and the related intellectual property.

        All know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints applicable to the patents listed above and the related intellectual property.

  Equipment

IBM ThinkPad X31 (currently being used by Larry Jasinski). ID# IC99K7

1

  Contracts

1.
Amended and Restated Employment Agreement dated August 6, 2003 between Cortek, Inc. and Lawrence J. Jasinski

2.
Amendment to Amended and Restated Employment Agreement dated as of August 6, 2003 between Cortek, Inc. and Lawrence J. Jasinski.

3.
Amended and Restated Employment Agreement dated August 6, 2003 between Cortek, Inc. and William Gruber

4.
Amended and Restated Employment Agreement dated as of August 6, 2003 between Cortek, Inc. and Andrew R. Sennett.

2

Exhibit 7.1
List of Seller Employees

Lawrence Jasinksi	President and CEO
Pamela Hable	VP Finance
Randy Young	VP Operations
William Gruber	VP Marketing
Keith Jansen	VP Sales
Bob Zoletti	VP Clinical/Regulatory
Ronald Gatturna
Richard Faherty
Regina Wagner
Richard Mahoney
Linda Nelson
Jodi Gricci	Marketing Manager
Nancy Verge	Senior Customer Service Manager
Linda George	Customer Service Manager
Janette Wollrab
Joe Richard
Andrew Sennett

3

QuickLinks

ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III PURCHASE PRICE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE VI COVENANTS
ARTICLE VII EMPLOYEE MATTERS
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING; TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X MISCELLANEOUS
Exhibit 2.2(e) Excluded Assets
Exhibit 7.1 List of Seller Employees